CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated May 1, 2002, with respect to the consolidated financial statements of Tel-Voice Communications, Inc. and
Subsidiaries as of and for the year ended December 31, 2001, including the consolidated balance sheet of Tel-Voice Communications, Inc. and Subsidiaries as of December 31, 2001 and the related consolidated statements of operations, shareholders' deficiency, and cash flows for the year ended December 31, 2001 and to the reference to our Firm as "Experts" ion the Prospectus.


/s/ Stonefield Josephson, Inc.
------------------------------
STONEFIELD JOSEPHSON, INC.

Santa Monica, California
July 3, 2002